Exhibit 10.8
Certain immaterial portions of this agreement identified with an [*] have been excluded from the exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because public disclosure of such portions would likely cause competitive harm to the registrant.

FIRST AMENDMENT TO
AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
This First Amendment to Agreement for Purchase and Sale of Real Property (this “Amendment”) is made and entered into as of this 31st day of July, 2023 (the “Effective Date”), by and between BIG Portfolio Owner LLC, BIG SATX Owner LLC, BIG DETX Owner LLC, BIG AVCA Owner LLC, and BIG FBTX Owner LLC, each a Delaware limited liability company (“Buyer”), and Big Lots Stores, LLC, an Ohio limited liability company (“BLS SELLER”), Big Lots Stores – PNS, LLC, a California limited liability company (“PNS SELLER”), Big Lots Stores – CSR, LLC, an Ohio limited liability company (“Big Lots CSR”), and AVDC, LLC, an Ohio limited liability company (“AVDC SELLER”; AVDC Seller, BLS Seller, PNS Seller, and Big Lots CSR, collectively, “Seller”).
WITNESSETH:
WHEREAS, Buyer and Seller are parties to that certain Agreement for Purchase and Sale of Real Property dated as of June 30, 2023 (as may have been or may be amended, restated, supplemented, and otherwise modified from time to time, the “Purchase Agreement”), wherein Buyer agreed to purchase the Property (as defined in the Purchase Agreement) subject to the terms and conditions therein;
WHEREAS, Buyer and Seller desire to amend the Purchase Agreement as more particularly set forth herein.
NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Incorporation and Definitions. The recitals, schedules, and exhibits of this Amendment are incorporated herein by this reference. Initial capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Purchase Agreement.
2.Amendments.
(a)The Purchase Agreement is hereby amended to add Big Lots CSR as a “Seller” thereunder. All representations and warranties made by “Seller” under the Purchase Agreement shall be deemed to have also been made by Big Lots CSR; provided, however, that the following representation and warranty is hereby added to Section 11(a) of the Purchase Agreement: “Big Lots CSR is duly organized (or formed), validly existing and in good standing under the laws of the State of Ohio.”
(b)Section 1(u) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“‘Examination Period’ shall mean the period beginning on the Effective Date and extending until 6:00 p.m. (New York, New York time) on August 4, 2023; as it may be extended pursuant to Section 6(b).”

(c)Section 1 of the Purchase Agreement is hereby amended to add the following definitions:
“Denton Buffet Lease” shall mean that certain Lease dated as of May 13, 2009, by and between Big Lots Stores – PNS, LLC (successor in interest to PNS Stores, Inc.), as landlord, and Li Feng Li, as tenant, as amended by extension option exercise email dated as of July 11, 2017, and as amended by extension option exercise letter dated as of March 22, 2023.
“National City Jo-Ann Lease” shall mean that certain Lease dated as of September 6, 1988, by and between Big Lots Stores – PNS, LLC (successor in interest to Pic ‘N’ Save Stores, Inc.), as landlord, and Jo-Ann Stores, LLC (successor in interest to House of Fabrics, Inc.), as tenant, as amended by that certain First Amendment to Lease dated as of October 13, 2008, as amended by that certain Second Amendment to Lease dated as of January 31, 2011, as amended by extension option exercise letter dated as of June 19, 2013, as amended by extension option exercise letter dated as of July 2, 2019, and as amended by that certain Third Amendment to Lease dated as of November 21, 2022.
“National City Key Shop License” shall mean that certain License Agreement dated as of July 1, 2013, by and between ROIC California, LLC, as licensor, and Miaad I.S. Aalshaeai, as licensee, as amended by that certain First Amendment to License Agreement dated as of February 5, 2018.
“Buena Park Dollar Tree Lease” shall mean that certain Lease Agreement dated as of August 23, 2011, by and between Big Lots Stores – PNS, LLC (successor in interest to PNS Stores, Inc.), as landlord, and Dollar Tree Stores, Inc., as tenant, as amended by that certain renewal option exercise letter dated as of July 11, 2016, and as amended by that certain renewal option exercise letter dated as of July 22, 2021.
“Miami SunTrust Lease” shall mean that certain ATM Lease dated as of June 23, 2017, by and between Big Lots Stores – PNS, LLC (successor in interest to PNS Stores, Inc.), as landlord, and Truist Bank (successor in interest to SunTrust Bank), as tenant, and as amended by extension option exercise letter dated as of July 18, 2022.
“Elyria Ground Lease” shall mean that certain ground lease with 853 Cleveland Street LLC, as ground tenant.
“Elyria Dollar Tree Lease” shall mean that certain Lease dated as of September 20, 2004, by and between 853 Cleveland Street, LLC (successor in interest to DDR Ohio Opportunity II, LLC), as landlord, and Dollar Tree Stores, Inc., as tenant, as amended by that certain Extension and Modification of Lease dated as of October 29, 2009, as amended by that certain undated Second Extension and Modification of Lease, and as amended by that certain Third Amendment to Lease dated as of April 22, 2020.
(d)Section 11(g) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“(g) Other than the Rally’s Lease, the Wendy’s Lease, the Denton Buffet Lease, the National City Jo-Ann Lease, the National City Key Shop License, the Buena Park Dollar Tree Lease, the Miami SunTrust Lease, the Elyria Ground Lease, and the Elyria Dollar Tree Lease, there are no occupancy rights, leases, subleases, ground leases or tenancies affecting the Properties;”
(e)Notwithstanding anything to the contrary in the Purchase Agreement, the parties hereto acknowledge and agree that, at Closing, Tenant shall enter into separate leases with respect to each Property, which separate leases shall be in form and substance consistent with the Lease attached to the Purchase Agreement as Exhibit C, but limited to the applicable Property; provided, however, that [(1) such separate leases shall be crossed defaulted via a customary cross default provision that is in form and substance reasonably satisfactory to Tenant and the parties hereto, and] (2) such separate leases shall contain a provision stating as follows: “To the extent that there are any leases, subleases, license, occupancy agreements, or similar agreements affecting the Premises as of the date hereof (including, without limitation, the Rally’s Lease, the Wendy’s Lease, the Denton Buffet Lease, the National City Jo-Ann Lease, the Buena Park Dollar Tree Lease, the Miami SunTrust Lease, [and the Elyria Ground Lease] (each of the foregoing as defined in the Purchase Agreement)), such agreements shall be treated as if they were subleases, sublicenses, or similar agreements; Tenant shall remain the landlord, licensor, or similar party under such agreements; Tenant shall timely perform all obligations under such agreements; and Tenant shall protect, indemnify, defend and hold harmless all Landlord Indemnified Parties from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, losses, costs, fees and expenses, including without limitation reasonable counsel fees and court costs, to the maximum extent permitted by Law, imposed upon, asserted against or suffered or incurred by any Indemnified Party directly or indirectly which arise out of, are occasioned by, or are in any way attributable to or related to such agreements.” At Closing, Seller shall cause to be delivered two (2) originals of each of such separate leases. This Section 2(d) shall be deemed to modify Section 10(i)(i) of the Purchase Agreement.
(f)Notwithstanding anything to the contrary in the Purchase Agreement, the parties hereto acknowledge and agree that, at Closing, Guarantor shall enter into separate guaranties with respect to each Property, which separate guaranties shall be in form and substance consistent with the Guaranty attached to the Lease attached to the Purchase Agreement as Exhibit C, but limited to the applicable Property. At Closing, Seller shall cause to be delivered two (2) originals of each of such separate guaranties. This Section 2(3) shall be deemed to modify Section 10(i)(ii) of the Purchase Agreement.

(g)The Purchase Agreement is hereby amended to add the following as Section 10(x):
“(x) With respect to any leases, subleases, license, occupancy agreements, or similar agreements affecting the Premises as of the Closing Date (including, without limitation, the Rally’s Lease, the Wendy’s Lease, the Denton Buffet Lease, the National City Jo-Ann Lease, the Buena Park Dollar Tree Lease, the Miami SunTrust Lease, and the Elyria Ground Lease) to which any Seller is party, an assignment and assumption of such agreements to Tenant, in form and substance reasonably satisfactory to Seller, Tenant, and Buyer.”
(h)The first sentence of Section 10 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“Subject to the terms and conditions of this Agreement, the closing of the transaction hereunder (the “Closing Date”) shall occur on August 25, 2023.”
(i)For the avoidance of doubt, the parties hereto agree that Buyer shall have the right to include in its Objections issued prior to the expiration of the Examination Period a statement of any defects with respect to the Zoning Reports, the Environmental Reports, the PCRs, and other diligence reports received by Buyer (including seismic reports), and the procedures set forth in Section 6(a) shall also govern such Objections.
(j)On or before Friday, August 4, 2023, Buyer shall deliver to Title Insurer an incremental earnest money deposit in the amount [*], which shall be deposited in escrow with Title Insurer, to be applied as part payment of the Purchase Price on the Closing Date, or otherwise disbursed as agreed upon in accordance with the terms of the Purchase Agreement. From and after the date hereof, the “Earnest Money” as used in the Purchase Agreement shall mean the [*] (together with all interest accrued thereon).
3.Ratification and Affirmation of Purchase Agreement. Except as expressly provided herein, the Purchase Agreement shall remain unchanged and in full force and effect; provided, that to the extent this Amendment conflicts with the Purchase Agreement, the provisions of this Amendment shall control. From and after the date hereof, the “Purchase Agreement” shall mean and refer to the Purchase Agreement as amended by this Amendment. The terms of the Purchase Agreement, as modified hereby, are ratified and affirmed by the parties hereto.
4.Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by electronic means shall be equally as effective as delivery of a manually executed original counterpart of this Amendment.
5.Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the respective parties hereto.

6.Headings. The headings of the various Sections of this Amendment have been inserted only for convenience and shall not be deemed in any manner to modify or limit any of the provisions of this Amendment or be used in any manner in the interpretation of this Amendment.
7.Entire Agreement; Authorization. This Amendment contains the entire agreement between the parties hereto with respect to the subject matter of this Amendment, and supersedes all prior understandings, agreements and representations, if any, with respect to such subject matter. The parties’ respective signatories below have been duly authorized to execute and deliver this Amendment.
[Signatures Follow]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the Effective Date.

SELLER:

Big Lots Stores, LLC, an Ohio limited liability company

By:	/s/ Jonathan Ramsden
Jonathan Ramsden, Executive Vice President and Chief Financial and Administrative Officer

Big Lots Stores – PNS, LLC, a California limited liability company

By:	/s/ Jonathan Ramsden
Jonathan Ramsden, Executive Vice President and Chief Financial and Administrative Officer

AVDC, LLC, an Ohio limited liability company

By:	/s/ Jonathan Ramsden
Jonathan Ramsden, Executive Vice President and Chief Financial and Administrative Officer

Big Lots Stores – CSR, LLC, an Ohio limited liability company

By:	/s/ Jonathan Ramsden
Jonathan Ramsden, Executive Vice President and Chief Financial and Administrative Officer

BUYER:

BIG Portfolio Owner LLC, a Delaware limited liability company

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Representative

BIG SATX Owner LLC, a Delaware limited liability company

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Representative

BIG DETX Owner LLC, a Delaware limited liability company

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Representative

BIG FBTX Owner LLC, a Delaware limited liability company

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Representative

BIG AVCA Owner LLC, a Delaware limited liability company

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Representative

JOINDER BY BIG LOTS, INC.
Big Lots, Inc., an Ohio corporation and the parent of the Seller, hereby joins in the execution of this Amendment to evidence its agreement to be bound by all of the terms and conditions set forth herein and to guaranty the payment and performance of all of the obligations of Seller hereunder.

BIG LOTS, INC., an Ohio corporation

By:	/s/ Jonathan Ramsden
Name:	Jonathan Ramsden
Title:	EVP, CF&AO

ACKNOWLEDGED AND AGREED TO BY:

TITLE INSURER:

Chicago Title Insurance Company

By:	/s/ Rebecca L. Radabaugh
Name:	Rebecca Radabaugh
Title:	Assistant Vice President